EXHIBIT 99.1

Heartland Payment Systems Announces 56% Increase in First Quarter Net Income

Processing Volume Grows 21%, Operating Income Up 67%,

Diluted Earnings per Share Up 55%

Board Authorizes 1.1 Million Share Increase to Stock Buyback

Princeton, N.J., May 4, 2007 — Heartland Payment Systems, Inc. (NYSE: HPY), the nation’s sixth largest provider of merchant acquiring services, today announced that net income for the quarter ended March 31, 2007 increased 56% to $6.9 million from $4.4 million in the first quarter of 2006. For the first quarter, fully diluted earnings per share rose 55% to $0.17 from $0.11 in the year earlier period. Results were driven by a 67% increase in operating income, which rose to $10.7 million in the quarter from $6.4 million a year ago, as the operating margin expanded to 15.6% in the quarter from 11.4% in the first quarter of 2006. First quarter 2006 operating income and operating margin was reduced by the impact of a $2.0 million pre-tax non-recurring charge to reflect a change in estimate of the amount of accrued on-line debit interchange expense. Also, first quarter 2006 net income benefited from a pre-tax gain of $0.8 million recorded in other income resulting from a cash legal settlement.

Robert Carr, Chairman and CEO, said, “We continue to grow faster than the industry with a straightforward strategy dedicated to providing Main Street merchants with the same competitive edge enjoyed by major retailers with sophisticated internal purchasing organizations. At the heart of our success is a dedicated and motivated sales organization, which increased to 1,480 this quarter and installed a record number of new merchants in our seasonally slowest quarter. We are leveraging this growth with some of the industry’s most advanced technology. In the first quarter, 81% of new merchants installed and 71% of total transactions were on HPS Exchange. In addition, the performance of our Passport back end processing system continues to improve, with no significant added costs. As a result of the increasing efficiency of our technology investments, processing and servicing expense ratios are trending down, a key to driving further expansion in our operating margin. With the industry’s leading customer-focused sales organization and our state-of-the art processing and customer service infrastructure, we have developed a winning combination that should enable us to continue to gain market share and create value for our shareholders.”

Total revenues in the first quarter were $284.2 million, up 20% compared to $236.9 million in the first quarter of 2006. Processing volume for the three months ended March 31, 2007 increased 21% to $11.2 billion from $9.2 billion during the same period in 2006. The Company’s active merchant count rose to 144,000 at March 31, 2007, a 21% increase over the past twelve months. Same store sales at our installed base rose 3.4% during the quarter and continue to make a meaningful contribution to the Company’s growing processing volumes.

Mr. Carr continued, “Clearly, our transparent, Fair Deal pricing philosophy has enabled us to shift the merchant buying decision to a more comprehensive value proposition. The ability to add more Main Street merchants to the Heartland family enables us to leverage our efficient, end-to-end processing and servicing infrastructure, enhancing our customer relationships, thereby further strengthening our franchise and creating long-term shareholder value.”

FULL YEAR 2007 GUIDANCE:

The Company is reaffirming 2007 full year guidance. We expect net revenue (total revenues less interchange, dues and assessments) to grow by 21% - 23%; operating income as a percentage of net revenue to be 19% - 21%; a tax rate of approximately 37%; and earnings per share of $1.00 - $1.05, which excludes $0.04 per share of after-tax SFAS No. 123R stock-based compensation expense currently anticipated for fiscal 2007.

BOARD INCREASES SHARE REPURCHASE AUTHORIZATION AND DECLARES QUARTERLY DIVIDEND

The Company also announced today that its Board of Directors has authorized a 1,100,000 share increase to the current share repurchase authorization, to a total of 2,000,000 shares. Further, the Company has been authorized to use general corporate funds for any share repurchases.

The Company also declared a quarterly dividend of $0.05 per common share. The dividend is payable to shareholders of record on May 25, 2007 and will be paid on June 15, 2007.

Conference Call:

Heartland Payment Systems, Inc. will host a conference call on May 4, 2007 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. The conference call may be accessed by calling 973-633-8200 at 8:25 AM Eastern time on May 4, 2007. Please provide the operator with PIN number 8728655. The conference call will also be Web cast where it can be accessed on the investor relations portion of Heartland’s website at http://www.heartlandpaymentsystems.com.

A digital replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, July 4, 2007. The number to call for the taped replay is 973-341-3080 and the conference PIN 8728655. The webcast will also be archived within two hours of the live call on the investor relations portion of the Company’s website and will remain available through Thursday, July 4, 2007.

About Heartland

Heartland Payment Systems, Inc. (HPS), a NYSE company trading under the symbol HPY, delivers credit/debit card processing and payroll solutions to over 144,000 small to medium-sized merchants throughout the United States. HPS also provides additional services to its merchants such as gift and loyalty card programs, paper check authorization, and sells and rents point-of-sale devices and supplies.

With over 1,450 sales and servicing professionals nationwide, HPS builds long-term business relationships in local sales territories, providing merchants with enhanced technology tools that assist them in more effectively operating their businesses.

Heartland processed its first transaction in 1997, and, since 2000, has grown at a compound annual rate of more than 30% to become the sixth largest merchant processor in the United States and fifteenth largest merchant processor in the world.

http://www.heartlandpaymentsystems.com

Forward-looking Statements:

This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joe Hassett or Paul Johnson

Gregory FCA

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-642-8253

Email: Heartland_ir@gregoryfca.com

Tables Follow

Heartland Payment Systems, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Total Revenues	$284,212	$236,919

Costs of Services:
Interchange	205,337	172,229
Dues and assessments	10,459	8,586
Processing and servicing	31,330	28,151
Customer acquisition costs	10,391	8,172
Depreciation and amortization	1,724	1,363

Total costs of services	259,241	218,501
General and administrative	14,299	12,009

Total expenses	273,540	230,510

Income from operations	10,672	6,409

Other income (expense):
Interest income	459	254
Interest expense	(112)	(120)
Other, net	(95)	814

Total other income (expense)	252	948

Income before income taxes	10,924	7,357
Provision for income taxes	4,072	2,969

Net income	$6,852	$4,388

Net income	$6,852	$4,388
Other comprehensive income, net of tax: Unrealized gains (losses) on investments	3	(3)

Comprehensive income	$6,855	$4,385

Earnings per common share:
Basic	$0.18	$0.12
Diluted	$0.17	$0.11
Weighted average number of common shares outstanding:
Basic	37,507	35,128
Diluted	39,971	39,817

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$24,759	$16,054
Funds held for payroll customers	23,210	16,960
Receivables, net	111,796	107,154
Investments	1,087	1,082
Inventory	2,065	2,252
Prepaid expenses	2,203	2,030
Current tax asset	16,799	19,227
Current deferred tax assets, net	670	757

Total current assets	182,589	165,516
Capitalized customer acquisition costs, net	59,186	56,705
Deferred tax assets, net	4,912	4,562
Property and equipment, net	26,721	23,135
Goodwill and intangible assets	1,747	1,757
Deposits and other assets	52	93

Total assets	$275,207	$251,768

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor bank	$32,008	$27,253
Accounts payable	17,885	16,936
Deposits held for payroll customers	23,210	16,960
Current portion of accrued buyout liability	11,781	11,519
Merchant deposits and loss reserves	7,685	8,210
Accrued expenses and other liabilities	11,224	9,649
Current portion of borrowings and financing arrangements	97	174

Total current liabilities	103,890	90,701
Reserve for unrecognized tax benefits	789	—
Long-term portion of accrued buyout liability	22,667	21,774

Total liabilities	127,346	112,475

Commitments and contingencies	—	—
Stockholders’ equity
Common Stock, $.001 par value, 100,000,000 shares authorized, 38,808,039 and 38,488,880 shares issued at March 31, 2007 and December 31, 2006; 37,699,839 and 37,405,680 shares outstanding at March 31, 2007 and December 31, 2006	38	38
Additional paid-in capital	158,722	153,997
Accumulated other comprehensive loss	(18)	(21)
Retained earnings	15,269	10,804
Treasury stock, at cost (1,108,200 and 1,083,200 shares at March 31, 2007 and December 31, 2006)	(26,150)	(25,525)

Total stockholders’ equity	147,861	139,293

Total liabilities and stockholders’ equity	$275,207	$251,768

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities
Net income	$6,852	$4,388
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	10,062	8,013
Other depreciation and amortization	2,131	1,768
Stock-based compensation	389	232
Deferred taxes	(263)	1,223
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(4,643)	5,667
Decrease in inventory	188	247
Payment of signing bonuses, net	(9,488)	(7,091)
Increase in capitalized customer acquisition costs	(3,055)	(4,541)
(Increase) decrease in prepaid expenses	(173)	230
Decrease in current tax asset	4,380	609
Decrease in deposits and other assets	41	—
Excess tax benefits on options exercised under SFAS No. 123R	(1,951)	(14,517)
Increase in reserve for unrecognized tax benefit	276	—
Increase (decrease) in due to sponsor bank	4,755	(10,221)
Increase (decrease) in accounts payable	948	(892)
Increase in accrued expenses and other liabilities	1,574	2,099
(Decrease) increase in merchant deposits and loss reserves	(524)	1,640
Payouts of accrued buyout liability	(2,229)	(3,819)
Increase in accrued buyout liability	3,384	4,699

Net cash provided by (used in) operating activities	12,654	(10,266)

Cash flows from investing activities
Purchase of investments	(32)	(838)
Maturities of investments	13	322
Increase in funds held for payroll customers	(6,233)	(6,621)
Increase in deposits held for payroll customers	6,251	6,630
Acquisition of business, net of cash acquired	—	(3,452)
Purchases of property and equipment	(5,708)	(3,536)

Net cash used in investing activities	(5,709)	(7,495)

Cash flows from financing activities
Principal payments on borrowings and financing arrangements	(77)	(57)
Proceeds from exercise of stock options	2,385	15,152
Excess tax benefits on options exercised under SFAS No. 123R	1,951	14,517
Repurchase of common stock	(625)	(15,890)
Dividends paid on common stock	(1,874)	—

Net cash provided by financing activities	1,760	13,722

Net increase (decrease) in cash and cash equivalents	8,705	(4,039)
Cash and cash equivalents at beginning of year	16,054	8,724

Cash and cash equivalents at end of period	$24,759	$4,685